EXHIBIT 10.2

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL
EXECUTION VERSION

CONTRACT ALFALFA PRODUCTION SERVICES AGREEMENT

This Contract Alfalfa Production Services Agreement (including all Exhibits hereto, as amended, modified or supplemented from time to time in accordance with its terms, the "Agreement") is made and entered into on December 31, 2014 by and between Pioneer Hi-Bred International, Inc., a corporation organized and existing under the laws of the State of Iowa, with its principal place of business at 7100 NW 62nd Ave., P.O. Box 1014, Johnston, Iowa 50131, hereinafter referred to as "Pioneer" and S&W Seed Company, a corporation organized and existing under the laws of Nevada, with its principal place of business at 25552 South Butte Avenue, Five Points, California 93624, hereinafter referred to as "Contractor".

WITNESSETH THAT:

WHEREAS, Contractor has field production capacities and seed conditioning and warehousing facilities acquired under that certain Asset Purchase and Sale Agreement, dated as of December 19, 2014 by and between Pioneer and Contractor (the "APSA");

WHEREAS, Pioneer may acquire additional varieties of alfalfa seed following the date hereof, as provided herein;

WHEREAS, Pioneer and Contractor desire that Contractor perform Field Services, Conditioning Services, Bagging and Treating Services, quality control services, Handling Services and stewardship services (together, the "Production Services") relative to Pioneer's Alfalfa Varieties and any Purchased Units, and subject to the terms and conditions herein set forth; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the APSA.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is hereby agreed as follows:

1.    Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified here:

  "2015 Contracted Amount" - is defined in Section 2(B)(i).

  "2016 Contracted Amount" - is defined in Section 2(B)(ii).

  "2017 Contracted Amount" - is defined in Section 2(B)(iii).

  "Agreement" - is defined in the preamble.

  "Affiliate" - means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, an entity shall not be deemed an Affiliate of a Person if the Person does not control such entity, irrespective of whether the Person owns fifty percent (50%) or more of such entity's shares of capital stock, limited liability company interests or other equity interests.

  "Alfalfa Varieties" shall mean the varieties set forth on Exhibit A, as the same may be amended, modified or supplemented according to Section 24.

  "APSA" - is defined in the recitals.

  "Bagging and Treating Services" - means packaging in bags or ProBoxes, tagging, labeling, treating with fungicide and inoculants and palletizing and plastic wrapping Alfalfa Varieties and any Purchased Units.

  "Calendar Year Purchase Price" - is defined in Section 9(A)(iii).

  "Change of Control" - is defined in Section 15(C).

  "Claims" - is defined in Section 20(A).

  "Conditioning Services" - means cleaning, sampling, handling and testing Alfalfa Varieties.

  "Confidential Information" - is defined in Section 14(A).

  "Contracted Amount" - is defined in Section 2(B).

  "Contractor Agreements" - is defined in Section 20(C).

  "Contractor" - is defined in the preamble.

  "CPR" - is defined in Section 16(B).

  "CY-1" - means, for any given calendar year, the twelve-month period beginning on January 1 and ending on December 31 of the calendar year immediately preceding such calendar year. By way of example, in 2019, CY-1 shall be the calendar year 2018.

  "Delivery Point" - is defined in Section 5(B).

  "Distribution Agreement" - means the Alfalfa Distribution Agreement by and between Pioneer and Contractor dated of even date herewith.

  "Field Services" - means all aspects of Alfalfa Variety production, including, but not limited to, (i) locating and contracting for fields that meet appropriate Pioneer standards, (ii) providing field supervision of growers, (iii) providing and accounting for all Parent Alfalfa Varieties, (iv) supervising all planting, including replanting, (v) monitoring the growing alfalfa, (vi) applying all appropriate pesticides herbicides, fungicides, fertilizer, and (vii) properly managing the harvesting of Alfalfa Varieties, and (viii) inspecting the growers' planting and harvesting equipment to insure the equipment is clean and in good operating condition before utilization in growing, harvesting and handling Alfalfa Varieties.

  "Force Majeure" - is defined in Section 19.

  "Grower Contracts" - is defined in Section 12(A).

  "Grower Obligations" - is defined in Section 12(A).

  "Governmental Body" - means any federal, state, local, municipal, foreign, tribal or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

  "Handling Services" - means Alfalfa Variety loading, unloading, inventory and tracking documentation, administration, lot tracking, insurance and storage.

  "Improvements" - means any invention or discovery (patentable or not) which is developed, conceived or reduced to practice during the term of this Agreement solely in connection with Contractor's performance of its obligations under this Agreement. For the avoidance of doubt, Improvements shall not include any invention or discover that is developed, conceived or reduced to practice by Contractor outside of Contractor's performance of its obligations under this Agreement and without the use of any Confidential Information disclosed by Pioneer, its Affiliates or their representatives, in all events, solely to the extent such inventions or discoveries are not developed, conceived or reduced to practice as a result of any breach by Researcher of this Agreement.

  "Initial Demand Plan" - is defined in Section 2(B)(ii).

  "IT Transition Services Agreement" - means the Information Technology Transition Services Agreement by and between Pioneer and Contractor dated of even date herewith.

  "Legal Requirement" - means any applicable law, statute, treaty, directive, rule, code, ordinance, regulation, order, enforcement action, decree or enforceable judicial or administrative interpretation thereof of any applicable Governmental Body.

  "Liabilities" - means any liabilities, obligations, warranty, expenses, claims, Taxes or assessments, losses, fines, penalties, surcharges or damages (including, without limitation, diminution of value) of or by any Person.

  "New Grower Contracts" - is defined in Section 12(B).

  "Parent Alfalfa Varieties" - means the proprietary male and female alfalfa varieties owned and supplied by Pioneer that are used to produce the Alfalfa Varieties under this Agreement.

  "Person" - means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

  "Pioneer" - is defined in the preamble.

  "Production Services" - is defined in the recitals.

  "Protest Notice" - is defined in Section 9(A)(ii).

  "Purchased Units" - means the number of Units of varieties of alfalfa seed, up to fifteen thousand (15,000) Units, purchased by Pioneer on or after the date of this Agreement and on or prior to April 14, 2015 and that have been delivered by or on behalf of Pioneer to Contractor's Nampa, Idaho facility.

  "Research Agreement" - means the Research Agreement by and between Pioneer and Contractor dated of even date herewith.

  "Revised Demand Plan" - is defined in Section 2(B)(ii).

  "[**]1 Trait" - means [**]2 proprietary first generation [**]3 trait that includes the event [**]4.

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1 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
2 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
3 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
4 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  "Specifications" - means the quality standards and specifications set forth on Exhibit D, as the same may be amended, modified or supplemented according to Section 24.

  "Stewardship Policies" - means (i) certain Pioneer stewardship policies, copies of which are attached hereto as Exhibit E, as the same may be amended, modified or supplemented according to Section 24, and (ii) stewardship policies provided to Contractor by [**]5 or [**]6 in connection with any Contractor Agreement.

  "Taxes" - is defined in Section 9(C).

  "Unit" - means each fifty (50) pound bag or equivalent if in bulk or smaller packages.

2.    Production Arrangement

  Contractor shall use commercially reasonable efforts to perform the Production Services specified in this Agreement to produce the Contracted Amounts set forth in Section 2(B); provided, however, that with respect to the 2015 Contracted Amounts, Contractor shall only perform Bagging and Treating Services, quality control services, Handling Services and stewardship services in accordance with the terms of this Agreement.

  Contracted Amount. The number of Units of Alfalfa Varieties (and any Purchased Units) to be produced each calendar year by Contractor pursuant to this Agreement or with respect to which Production Services will be provided by Contractor pursuant to this Agreement (for each calendar year, the "Contracted Amount") shall be as set forth in this Section 2(B).

    For calendar year 2015, the Contracted Amount (the "2015 Contracted Amount") shall equal (i) the number of Units of Alfalfa Varieties that have been harvested by Pioneer and are located at Contractor's Nampa, Idaho facility, and (ii) the Purchased Units.

    For calendar year 2016, the Contracted Amount (the "2016 Contracted Amount") shall equal the number of Units of Alfalfa Varieties meeting the Specifications and produced from the acres specified in Exhibit F.

    For calendar year 2017, the Contracted Amount shall equal the number of Units of Alfalfa Varieties meeting the Specifications and produced from the acres specified in the Initial Demand Plan, or Revised Demand Plan, if applicable (the "2017 Contracted Amount"). On or before June 30, 2015, Pioneer shall provide Contractor, in writing, with a demand plan (hereinafter

_________________________
5 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
6 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

    referred to as the "Initial Demand Plan") specifying the number of Alfalfa Variety acres from which Pioneer requires production, specified by variety, for calendar year 2017. With respect to the Initial Demand Plan, Pioneer may, in its sole discretion, by February 1, 2016, provide a revised demand plan (hereinafter referred to as the "Revised Demand Plan") to increase the number of Alfalfa Variety acres from which Pioneer requires production for calendar year 2017; provided, however, that any increase in required production shall not exceed twenty percent (20%) for any single variety as specified in the Initial Demand Plan. If (i) Pioneer shall have delivered an Initial Demand Plan or a Revised Demand Plan for Pioneer Products to be purchased for Sales Year 2017 (as such terms are defined in the Distribution Agreement), specifying an aggregate amount equal to less than 130,000 Units of Pioneer Products and (ii) Contractor shall have all rights required to produce and offer for sale to Pioneer alfalfa seed varieties containing [**]7, then the Initial Demand Plan delivered pursuant to this Agreement, as revised by a Revised Demand Plan delivered pursuant to this Agreement, shall specify at least that number of acres that is equal to (x) 9,285 minus (y) (1) the number of Units of Pioneer Products specified in the Initial Demand Plan or Revised Demand Plan delivered pursuant to the Distribution Agreement (as applicable) divided by (2) 14.

  Exclusive Arrangement. Pioneer hereby appoints, and causes its Affiliates to appoint, Contractor as Pioneer's and its Affiliates' exclusive provider of Production Services for the Alfalfa Varieties during the term of this Agreement (unless earlier terminated in accordance with Section 15 hereof).

  During the term of this Agreement, Contractor will (i) use its commercially reasonable efforts to (a) enter into any and all amendments to that certain [**]8 Alfalfa Seed Production Agreement by and among Contractor and the other parties thereto, as shall be necessary to permit Contractor to perform Production Services for Pioneer and its Affiliates under the terms of this Agreement and (b) obtain and maintain, and perform its obligations in accordance with, all Contractor Agreements, and (ii) until such time as Contractor shall have executed the amendment described in Section 2(D)(i)(a) above (and one or both of the third parties that are a party to such amendment shall have confirmed the same in writing to Pioneer), Contractor shall, in addition to any and all terms and conditions set forth herein (including, without limitation, compliance with Stewardship Policies and Section 10 hereof), perform all Production Services for the Alfalfa Varieties in accordance with the terms and subject to the conditions set forth in Exhibit K attached hereto (with respect to which, Contractor shall be deemed to be the "Licensee").

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7 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
8 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  Subject to the terms of this Agreement and the IT Transition Services Agreement, on and after the date of this Agreement, Contractor, at its sole cost and expense, shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to obtain all information technology systems and support (whether hardware, software or otherwise) reasonably required by Contractor to perform its obligations under this Agreement upon the expiration or earlier termination of the applicable Services (as the term Services is defined in the IT Transition Services Agreement), which systems and support include, without limitation, any reasonably required systems and support provided by Pioneer pursuant to the IT Transition Services Agreement.  On and after the date of this Agreement until April 1, 2015, Pioneer shall cooperate with Contractor in Contractor's efforts to obtain such systems and support; provided, however, that in no event shall Contractor be entitled to extend any Service Term (as such term is defined in the IT Transition Services Agreement) without the prior written consent of Pioneer, which consent may be withheld by Pioneer for any or no reason in its sole and absolute discretion.

3.    Field Services.

  For each applicable calendar year during the term of the Agreement, Contractor shall be obligated to use commercially reasonable efforts to secure sufficient contracted planting acres to meet the requirements specified in the Initial Demand Plan and/or the Revised Demand Plan, as applicable. In the event that, for calendar year 2017, Contractor shall not have planted (or caused to be planted) such acres, Contractor shall pay to Pioneer an amount equal to (i) the number of the acres short of the number of acres specified in the Initial Demand Plan, and/or the Revised Demand Plan, as applicable, multiplied by (ii) [**]9, which amounts shall be payable within thirty (30) days following delivery of an invoice therefor; provided, however, that for purposes of calculating the number of acres short of the number of acres specified in the Revised Demand Plan, Contractor shall only be required to pay such amounts in respect of the number of acres that is up to twenty percent (20%) of the acres specified in the Initial Demand Plan. Except as set forth in Section 5(C), the foregoing payment will be Pioneer's exclusive remedy and Contractor's sole liability for any breach of this Section 3(A) and no breach of this Section 3(A) will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 15B(i); provided, however, that (i) if Contractor shall fail to timely pay any amounts payable pursuant to this Section 3(A) or (ii) if Contractor shall be required to make payments pursuant to this Section 3(A) in three consecutive calendar years, then breach of this Section 3(A) will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 15B(i).

  Each year during the term of this Agreement, Contractor shall complete the planting of production fields in time periods consistent with standard practices for alfalfa production in the applicable growing area. Any intended planting during time periods

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9 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  outside of those consistent with standard practices, including planting in replanted acres, shall first be approved in writing by Pioneer.

  All costs associated with the planting, including grower compensation of any form, replant costs, monitoring, fertilizing, spraying, weed control, diseases, insect control, irrigation, insurance, harvesting and transportation shall be borne entirely by Contractor. Contractor shall account for all Parent Alfalfa Varieties provided by Pioneer and shall require all growers to return to Contractor any unused Parent Alfalfa Varieties. Contractor shall return all unused Parent Alfalfa Varieties to Pioneer no later than fifteen (15) days after completing the applicable planting.

  Contractor's selection and use of growers shall be subject to Pioneer's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Contractor shall, and shall cause all growers to, follow all field production standards contained in (x) the Stewardship Policies or (y) in any other quality standards or policies provided to Contractor by Pioneer from time to time (other than the Stewardship Policies) provided that with respect to the quality standards and policies referenced in (y) above, Contractor shall, and shall cause all growers to, follow such standards from and after the date of delivery thereof. Without limitation to the foregoing, and in addition to the terms and conditions set forth herein, until such time as Contractor shall have executed the amendment described in Section 2(D)(i)(a) above (and one or both of the third parties that are a party to such amendment shall have confirmed the same in writing to Pioneer), Contractor shall, and shall cause all growers to, perform their respective obligations under this Agreement in accordance with the terms, and subject to the conditions, set forth in Exhibit K (with respect to which, Contractor shall be deemed to be the "Licensee").

  Any fields planted with seeds containing the [**]10 Trait shall be inspected by a trained qualified inspector during the growing season and any multiplication contracts with growers shall meet all required quality assurance guidelines provided by Pioneer or by or on behalf of [**]11 or [**]12. Upon reasonable notice, Contractor shall allow Pioneer full access to all production fields containing the Parent Alfalfa Varieties and Alfalfa Varieties production areas for the purpose of verifying compliance with the terms of this Agreement. Upon request, Contractor shall provided Pioneer with maps of field locations, acres per field reports showing planting dates and rates of Parent Alfalfa Varieties used. Contractor shall record all field visits observations in written form and, upon request, shall provide Pioneer with such field inspection reports. On or before each July 15, August 15, September 15, and October 15, Contractor shall provide Pioneer with its best estimate of the expected Alfalfa Variety production from each field. In the event that a field has been identified as to having quality concerns, all

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10 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
11 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
12 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  such production shall be separated and stored separately until such time as a determination is made by Pioneer as to the quality. Each grower production contracts shall specifically provide that such grower has no rights to the Alfalfa Varieties, or any plant or part thereof. To the extent requested by Pioneer, Contractor shall gather and retain all pesticide records and make such records available to Pioneer upon request. If requested by Pioneer, Contractor will apply for OECO certification and/or phytosanitary inspection.

4.    Conditioning, Bagging and Treating Services.

Contractor shall provide Conditioning Services of the Contracted Amounts (other than the 2015 Contracted Amount) to meet the Specifications and shall provide the Bagging and Treating Services as may be requested by Pioneer with the final Alfalfa Varieties and any Purchased Units to be delivered in Unit sizes or such other bulk containers as specified by Pioneer. On or before June 30 in each CY-1, Pioneer shall provide a conditioning request to Contractor that provides its then-current request for the applicable Contracted Amount by variety in substantially the form set forth on Exhibit G. Pioneer shall have the right to amend such request thereafter to the extent that such Alfalfa Varieties have not yet been conditioned in the manner as originally set forth in any previous conditioning request. By way of example, Pioneer may request changing a previous request for bulk untreated or treated seed to fully conditioned, treated and bagged units, but may not request a change from fully conditioned, treated or untreated, bagged units to bulk conditioned units without an agreement in writing between the parties. As another example, Pioneer may request to change bulk untreated to bulk treated. Pioneer will furnish Contractor with bags, and tags as reasonably required by Contractor to perform such services at no charge. Fungicide and inoculants seed treatment will be applied by Contractor as specified by Pioneer in Exhibit D. Contractor shall provide a full accounting, by lot and batch, of the amount of bags and tags used by Contractor, the number of Units Conditioned, Bagged and Treated and an identification of which products and rates were used, together with the seed treatment testing results. Contractor agrees that it will utilize the tagging equipment specified by Pioneer during the term of this Agreement for all Contracted Amounts. Pioneer shall instruct Contractor as to the required text for certification tags and labeling. Prior to and after performing Conditioning Services, Contractor shall thoroughly clean all equipment and facilities in its control used in the planting, harvesting and Conditioning Services of the Alfalfa Varieties.

5.    Handling, Re-Bagging and Return Administration Services.

  Contractor agrees to provide, at its own expense, storage space and management for the Alfalfa Varieties and any Purchased Units. At all times during storage of the Alfalfa Varieties and any Purchased Units at any Contractor facility, Contractor agrees to provide insurance coverage, at its expense, insuring the risk of loss of Alfalfa Varieties and any Purchased Units in an amount equal to the costs to Pioneer for the services provided by Contractor under this Agreement for the Contracted Amount for the applicable calendar year, and to provide proof of such insurance to Pioneer upon request. Contractor will exercise due care for the safety, security and preservation of the Parent Alfalfa Varieties, Alfalfa Varieties, and any Purchased Units while the same are stored under this agreement, including due care for insect and rodent control, and with respect to preventing unauthorized access. Contractor shall not re-treat or re-bag any Parent Alfalfa Varieties provided to Contractor by Pioneer, unless directed by Pioneer. Contractor shall use reasonable efforts to avoid physical mixture of different products under its control or within its facilities during all aspects of Field Services, Conditioning Services, Bagging and Treating Services, and Handling Services. This effort shall include, but is not limited to, strict adherence to isolation standards, cleaning protocols of equipment, bins and trucks and adherence to operating procedures designed to avoid opportunity for mixes to occur. Contractor shall also provide all services necessary for storage of returned and never left plant Alfalfa Varieties and any Purchased Units, including but not limited to, providing sufficient space available for adequate storage of all carryover or unsold Alfalfa Varieties and any Purchased Units in accordance with Pioneer storage protocols.

  On or before October 1 in each CY-1 (other than CY-1 for calendar year 2015), Pioneer shall deliver a written delivery plan for the Contracted Amounts of Alfalfa Varieties for the applicable calendar year, which such delivery plan shall specify the applicable delivery point (hereinafter referred to as the "Delivery Point"); provided, however, that (i) on or before January 31 in such calendar year, Pioneer shall be permitted to update such written delivery plan, and (ii) on no less than fifteen (15) days prior written notice given prior to the delivery of the applicable Contracted Amounts of Alfalfa Varieties, Pioneer shall be permitted to modify the applicable Delivery Point for such Contracted Amounts. The delivery plan for the 2015 Contracted Amount is set forth on Exhibit H. To the extent that the Delivery Point is not in Nampa, Idaho, Pioneer will reimburse Contractor for the costs of shipping and transportation incurred by Contractor within thirty (30) days following delivery of an invoice therefor (which invoice shall include reasonable supporting documentation). Contractor shall use its commercially reasonable efforts to deliver the Contracted Amounts in accordance with such written delivery plan to the specified Delivery Point; provided, however, that, except with respect to any Purchased Units, Pioneer shall not request delivery of, and Contractor shall not deliver, the Contracted Amounts for the applicable calendar year before November 1 in such CY-1 nor later than February 15 of such calendar year. All Contracted Amounts purchased hereunder shall be delivered DDP Delivery Point (Incoterms 2010). Title and risk of loss of the Contracted Amounts purchased hereunder shall pass from Contractor to Pioneer simultaneously with delivery thereof.

  Alfalfa Varieties and any Purchased Units that do not meet the Specifications shall not be used in any form or fashion offered for sale or distribution to any Person (including for any research purposes), and, at Pioneer's request, shall be discarded in a reasonable manner by Contractor at Contractor's expense. In the event that Units of Alfalfa Varieties or any Purchased Units delivered to Pioneer do not meet the Specifications, Pioneer shall notify Contractor and, for the avoidance of doubt, such Units shall not be included in the Contracted Amount for such calendar year. Any claim that Units of Alfalfa Varieties or any Purchased Units delivered to Pioneer do not meet the Specifications must be made within sixty (60) days after delivery thereof; provided, however, that as to a failure to meet Specifications that is not reasonably discoverable by visual inspection within such sixty (60) day period, any claim based thereon shall be deemed to be waived unless made no later than fifteen (15) days after Pioneer learns that such Units do not meet the Specifications. For the avoidance of doubt, a failure to meet Specifications that is not reasonably discoverable without opening any bag, ProBox or other container shall not be deemed to be reasonably discoverable by visual inspection.

6.    Alfalfa Varieties Quality Testing.

Contractor shall as part of the services provided in accordance this Agreement and with procedures approved by Pioneer, (i) retain, at its own expense, representative samples of the Alfalfa Varieties produced hereunder (and any of the 2015 Contracted Amounts) for at least one (1) year, and (ii) furnish to Pioneer Alfalfa Varieties samples (and samples of any Purchased Units) for the purpose of quality testing requirements. Pioneer shall bear all other costs of such testing, including shipping the sample to a testing laboratory, if Pioneer so chooses to use a third party. If Contractor disputes the quality testing results obtained by or for Pioneer, then Contractor, at its own expense, may send a sample to a Pioneer-approved external quality lab to determine final quality. Contractor shall also provide Pioneer reasonable access during normal business hours to Contractor facilities for the purpose of inspection, audits or sampling of Alfalfa Varieties or any Purchased Units.

7.    Alfalfa Varieties Treatment Monitoring

Contractor shall use commercially reasonable efforts to ensure that all Alfalfa Varieties and any Purchased Units treatment application rates are one hundred percent (100%) of the application rates as set forth on Exhibit D, unless otherwise directed by Pioneer. Contractor shall provide Pioneer with reports of Alfalfa Varieties and any Purchased Units treatment usage and application verification tests and/or calculations at the end of each variety run.

8.    Regulatory Management.

Pioneer and Contractor shall, at their own costs, obtain all regulatory approvals necessary for the performance of their respective obligations under this Agreement.

9.    Payment.

  During the term of this Agreement, payment for the Contracted Amounts produced or with respect to which Contractor provides services under this Agreement shall be paid as follows, in each case at the applicable per Unit rates set forth on Exhibit I:

  On or before January 5, 2015, Pioneer shall pay to Contractor, with respect to calendar year 2015, two-thirds (2/3) of the total price for the 2015 Contracted

    Amount (exclusive of the Purchased Units). On or before November 15, CY-1, Pioneer shall pay to Contractor (a) with respect to the calendar year 2016, one third (1/3) of the total purchase price for the 2016 Contracted Amount; and (b) with respect to the calendar year 2017, one third (1/3) of the total purchase price for the 2017 Contracted Amount.

    On or before January 15, calendar year, Pioneer shall pay to Contractor (a) with respect to the 2016 calendar year, one third (1/3) of the total purchase price for the 2016 Contracted Amount, and (b) with respect to the 2017 calendar year, one third (1/3) of the total purchase price for the 2017 Contracted Amount.

    On or before April 15, calendar year, Pioneer shall pay to Contractor an amount that is equal to the purchase price for the Contracted Amounts delivered for the applicable calendar year in accordance with Section 5(B) above (such amount hereinafter referred to as the "Calendar Year Purchase Price"), less (a) the Research Payment for the Research Year ending in such applicable calendar year (as such Research Payment and Research Year terms are defined in the Research Agreement) and (b) an amount equal to payments made pursuant to Section 9(B)(i) and/or Section 9(B)(ii) above; provided, however, that if in any calendar year the Research Payment for the Research Year ending in such calendar year plus the amount paid by Pioneer pursuant to Section 9(B)(i) and/or Section 9(B)(ii) is greater than the Calendar Year Purchase Price, then Contractor shall pay to Pioneer an amount equal to such difference not later than April 15, calendar year.

  Each of Contractor and Pioneer shall be responsible for (and remit as prescribed by the laws of any duly constituted taxing authority with jurisdiction) any sales, use, value added, goods and services, transfer or similar taxes, or any surcharges or escheat requirements, (collectively, the "Taxes") imposed upon such party or its Affiliates by the laws of such jurisdiction in effect at the services described herein are provided. For jurisdictions where the Taxes are imposed by statute upon Contractor, without statutory provision for recovery from Pioneer, Contractor shall bear the Taxes in full and without reimbursement. For jurisdictions where the Taxes are imposed by statute upon Pioneer, Contractor shall separately itemize the Taxes on each invoice for which the Taxes are applicable. In the alternative, Pioneer may timely provide Contractor with the required documentation to exempt Pioneer from the Taxes or to evidence Pioneer's authority to remit the Taxes directly.

  Pioneer shall withhold Taxes from payments to Contractor to the extent that such Taxes are required by any duly constituted taxing authority and in no event shall Pioneer be required to "gross up" or increase any payment to Contractor for such Taxes. Pioneer shall not be responsible for (i) any taxes based upon the assets, capital, equity, gross receipts, net income or taxable margin of Contractor, (ii) any penalties or interest resulting from Contractor's failure to timely pay any Taxes attributable to

  Contractor or, if such Taxes are imposed by applicable law upon Pioneer and remitted through Contractor, to timely notify Pioneer of such Taxes, (iii) the employer's share of any employment related taxes of any sort (including federal, state and provincial social security taxes and federal, state and provincial unemployment taxes for all employees engaged by Contractor, or (iv) any other taxes or charges applicable to Contractor's actions, facilities, employees and materials used in providing the services.

10.    Proprietary Information and Technology; Books and Records; Audits

The Parties acknowledge that any genetic, germplasm, production information and other intellectual property provided by Pioneer or its representatives to Contractor or its representatives is of a secret and confidential nature and that said information is to be furnished in the expectation and on the understanding, expressly acknowledged by Contractor, that it will maintain the information in strict confidence and not disclose any part of such information to unrelated third parties or otherwise use such information without the express prior written consent of Pioneer. Contractor shall take whatever reasonable steps are necessary to identify and control the information supplied or communicated by Pioneer. Except as set forth in this Section 10, Pioneer and Contractor will jointly own all Improvements and each shall have a fully-paid up, world-wide right, including the right to sublicense, all Improvements. Notwithstanding anything herein to the contrary, Contractor hereby assigns and agrees to assign, transfer and set over unto Pioneer, Contractor's entire right and interest in and to any Improvements, including any related intellectual property rights, with respect to which Pioneer or its Affiliates is required to assign or transfer to [**]13 and/or [**]14 pursuant to the terms of any agreement by and among Pioneer and its Affiliates, on the one hand, and [**]15 and/or [**]16 or their respective Affiliates, on the other hand.

Contractor shall maintain, and shall cause each of its Affiliates and permitted subcontractors and sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement, which records shall contain sufficient information to permit Pioneer, [**]17 and [**]18, together with their representatives (comprised of at least one person certified as a public accountant in at least one jurisdiction in the United States, selected from a nationally recognized third party accountant firm by the auditing party and reasonably acceptable to the party being audited) to confirm the accuracy of any reports, stewardship compliance, seed production efforts, seed quality levels, field trials, plantings, or any other

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13 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
14 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
15 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
16 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
17 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
18 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

activities contemplated herein and/or payments developed or pursued by Contractor, its Affiliates or permitted subcontractors in alfalfa pursuant to the terms of this Agreement. Contractor shall retain and make available, and shall cause each of its Affiliates and permitted subcontractors and sublicensees to retain and make available, such records for at least four (4) years following the end of the calendar year to which they pertain, to such auditing party's representatives upon at least fifteen (15) days' advance written notice, for inspection during normal business hours, to verify any reports and payments made under this Agreement. Prior to any such inspection, such auditing party's representatives shall be required to sign a reasonable non-disclosure and non-use agreement with the party being audited to protect the confidential information of the party being audited

11.    Ownership of Alfalfa Varieties.

Delivery of Parent Alfalfa Varieties by Pioneer to Contractor to produce the Alfalfa Varieties under this Agreement and the creation by Contractor of the Alfalfa Varieties is not a sale, and ownership of Parent Alfalfa Varieties, Alfalfa Varieties and any Purchased Units shall at all times remain in Pioneer or its parent or Affiliates until the Alfalfa Varieties and any Purchased Units are ultimately sold by Pioneer or its parent or Affiliates. Contractor will use its reasonable efforts to prevent all access to the Parent Alfalfa Varieties, Alfalfa Varieties and any Purchased Units by Persons (other than Contractor's employees and agents) not authorized by Pioneer. Contractor shall not permit or allow for any liens or Encumbrances to be granted to, or placed on the Parent Alfalfa Varieties, Alfalfa Varieties or any Purchased Units in favor of any third party. Pioneer reserves the right to file U.C.C. Financing Statements or such other documents and to take such actions in connection therewith (subject to the terms and conditions set forth herein) as may be necessary under applicable Legal Requirements to preserve its interest in and assure its right to recover without lien or other encumbrance the Parent Alfalfa Varieties, Alfalfa Varieties and any Purchased Units in the care, custody, or control of Contractor, its employees, agents or assigns. Contractor, its employees, agents and assigns shall cooperate fully with Pioneer, including, but not limited to, signing any and all necessary and appropriate filings or other documents, to preserve the interests of Pioneer in such Parent Alfalfa Varieties, Alfalfa Varieties and any Purchased Units. All screenings/discard, ensilage from Conditioning Services belong to Pioneer and, upon Pioneer's request, all ensilage and discard shall be disposed of by Contractor in a reasonable manner in the name of Pioneer, and the proceeds of such disposal by Contractor shall, to the extent actually received by Contractor be forwarded to Pioneer, less the cost to Contractor of transportation expenses and reasonable, normal and customary grain marketing expenses. All foreign material shall be disposed of at Contractor's expense.

12.    Grower Contracts

  Pioneer shall assign to Contractor all of Pioneer's and its affiliates rights (the "Grower Contract Rights") under the grower contracts set forth on Exhibit J (the "Grower Contracts"), but excluding, in all events, ownership of the seed grown pursuant to the Grower Contracts, and Contractor shall assume all of Pioneer's and its Affiliates obligations and Liabilities (the "Grower Obligations") under the Grower Contracts, including, without limitation, all amounts payable pursuant to the growers pursuant to such Grower Contracts (exclusive of amounts payable to growers for the 2015 Contracted Amount). Without limiting the foregoing, Pioneer and Contractor shall use their respective commercially reasonable efforts to (i) cooperate to obtain any Consents required for Pioneer to assign the Grower Contract Rights and Contractor to assume the Grower Obligations, and (ii) promptly execute, deliver and file, after good faith discussions, any and all agreements, and other documents that shall be reasonably necessary, under applicable Legal Requirements, for Pioneer to assign the Grower Contract Rights and Contractor to assume the Grower Obligations.

  Each new grower contract entered into by Contractor in accordance with this Agreement (the "New Grower Contracts") shall specify the name of the grower, and shall specify that any seed grown pursuant to the grower contract shall, at all times, be owned by Pioneer.

13.    No Assignment, Sale or Transfer.

Neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party; provided, however, that (i) no consent shall be required if this Agreement is assigned by Pioneer to an Affiliate or in connection with the sale, transfer or assignment of all or substantially all of the party's business or assets and such Affiliate or purchaser, transferee or assignee shall have agreed, in a writing reasonably acceptable to Contractor, to be bound by the terms of this Agreement and to assume Pioneer's obligations hereunder, and (ii) no consent shall be required if this Agreement is assigned by Contractor to an Affiliate that is wholly-owned by Contractor if (a) such Affiliate shall have agreed, in a writing reasonably acceptable to Pioneer, to be bound by the terms of this Agreement and to assume Contractor's obligations hereunder, (b) Contractor shall have executed and delivered to Pioneer a guaranty in substantially the same form as the Guaranty (as defined in the APSA), pursuant to which Contractor shall guaranty all of the obligations of such wholly-owned Affiliate under this Agreement, and (c) [**]19 and [**]20 shall have given their prior written consent to such assignment and to the continuation of the transactions contemplated by this Agreement in accordance with the terms herein, in form and substance acceptable to Pioneer. Any attempted assignment in violation of this Section 13 shall be void.

14.    Confidentiality.

  For purposes of this Agreement, "Confidential Information" means (i) this Agreement, and the Exhibits hereto, (ii) the Stewardship Policies, and (iii) and any information disclosed by one party or its Affiliates or their representatives to the other party or its Affiliates or their representatives in connection with the transactions

_________________________
19 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
20 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  contemplated hereby and identified in writing as "confidential" or similar notation. Except as otherwise permitted by this Agreement, a party shall not, and shall cause its Affiliates and their respective employees, consultants, agents and attorneys not to, disclose the Confidential Information of the disclosing party or its Affiliates or their representatives to any third party or use the Confidential Information except for purposes of this Agreement and the transactions contemplated hereby without the prior written permission of the disclosing party for a period of five (5) years after the date of disclosure; provided, that the foregoing obligations of confidentiality and restricted use shall not extend to information that is: (i) already known at the time of its receipt by the receiving party, as shown by its prior written records; (ii) properly in the public domain through no fault of the receiving party; (iii) disclosed to the receiving party by a third party who may lawfully do so; or (iv) independently developed by or for the receiving party without use of the disclosing party's Confidential Information.

  Notwithstanding the foregoing, a receiving party may disclose Confidential Information of the disclosing party required to be disclosed by applicable law or the rules or regulations of any U.S. or foreign securities exchange (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure, the receiving party shall use commercially reasonable efforts to (i) give the other party written notice of such requirement prior to any such disclosure and (ii) allow the other party reasonable time to take such steps as to limit such disclosure. The parties shall cooperate with one another in the good faith making or assertion of any available defense or privilege relating to the disclosure of the Confidential Information.

  Notwithstanding the foregoing, a receiving party may disclose Confidential Information to its Affiliates, and their respective officers, directors, employees, consultants, agents and attorneys having a need to know for the purposes of consummating the transactions contemplated hereby and who are subject to a confidentiality agreement or obligation covering such information.

  Notwithstanding anything to the contrary contained in this Section 14, each party agrees that it shall, and shall cause its Affiliates and their respective officers, directors, employees, consultants, agents and attorneys to, (i) take reasonable measures to protect the secrecy, and avoid disclosure, except as expressly permitted by this Section 14, and unauthorized use, of the Confidential Information of the other party and its Affiliates and (ii) with respect to the Confidential Information of the other party and its Affiliates, take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

15.    Termination.

  This Agreement shall be effective as of the date first written above and, unless terminated as set forth below in Section 15(B) or Section 15(C), shall continue until the earlier of (i) the date on which the parties shall execute and close under the Second APSA (as such term is defined in the APSA) or (ii) December 31, 2017.

  Notwithstanding the provisions of Section 15(A):

    Either party shall have the right to terminate this Agreement by giving sixty (60) days written notice to the other party in the event of any material breach of this Agreement by the other party (which notice shall provide reasonable detail of such breach by the other party) and a failure to cure such breach within such sixty (60) day period;

    Either party shall have the right to terminate this Agreement immediately by giving written notice to the other party if the other party shall be adjudicated a bankrupt or make an arrangement for the benefit of creditors, or bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceedings shall be instituted by or against the other party and, if instituted adversely, the other party consents to the same or admits in writing the material allegations thereof or said proceedings shall remain undismissed for ninety (90) days;

    Pioneer shall have the right to terminate this Agreement, with respect to any Alfalfa Variety for which [**]21 and/or [**]22 have granted to Pioneer a license to sell or distribute, immediately by giving written notice to Contractor if Pioneer loses (for any reason) the right to sell or distribute such Alfalfa Variety. At Pioneer's request, remaining Units of such Alfalfa Variety in Contractors control shall be discarded in a reasonable manner by Contractor at Contractor's expense;

    Either party shall have the right to terminate this Agreement by giving thirty (30) days written notice to the other party in the event of the termination of the Research Agreement; and

    Pioneer shall have the right to terminate this Agreement immediately upon delivery of written notice to Contractor if (a) Contractor breaches one or more of the Contractor Agreements, (b) Contractor ceases to be compliant with any of the Stewardship Policies, (c) prior to such time as Contractor shall have executed the amendment described in Section 2(D)(i)(a) above (and one or both of the third parties that are a party to such amendment shall have confirmed the same in writing to Pioneer), Contractor, its affiliates or any grower fails to perform their respective obligations under this Agreement in accordance with the terms, and subject to the conditions, set forth in Exhibit K,

_________________________
21 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
22 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

    or (d) Contractor, or its Affiliates or permitted subcontractors or sublicensees breaches or fails to comply with the obligations set forth in the second (2nd) paragraph of Section 10, or in the event that Pioneer shall receive written notice from [**]23 or [**]24 stating that the events described in this Sections 15(B)(v)(a), 15(B)(v)(b), 15(B)(v)(c) or 15(B)(v)(d) above shall have occurred.

  Change of Control Termination. Notwithstanding the provisions of Section 15(A), a party may terminate this Agreement in the event of any one or more of the following (each, a "Change of Control"):

    a direct or indirect sale, exchange, or other transfer of more than fifty percent (50%) of the outstanding equity of the other party (whether by the issues or sale of equity, merger, consolidation or otherwise); or

    if an encumberer takes possession of all or a substantial part of the business used in the business of the such other party's performance of its obligations hereunder or if a distress or execution or any similar process is levied or enforced against such other party and remains unsatisfied for a period of sixty (60) calendar days.

  Each party that experiences a Change of Control shall provide written notice to the other party of such Change of Control. A party terminating the Agreement pursuant to this Section 15(C) shall deliver written notice of termination no later than ten (10) business days following such party's receipt of written notice of the applicable Change of Control; provided, however, that if written notice of any Change of Control is not timely provided to the other party, such party may nevertheless deliver written notice of termination.

  Effect of Termination. Upon the expiration or earlier giving of any notice of termination of this Agreement, (i) Contractor shall immediately deliver all remaining Parent Alfalfa Varieties, Alfalfa Varieties and any Purchased Units as directed by Pioneer and (ii) Contractor shall submit its final invoices for services provided hereunder within thirty (30) days of the completion of such delivery. Upon the expiration or earlier giving of any notice of termination of this Agreement, the parties shall cooperate to assign to Pioneer all New Grower Contracts and any Grower Contracts (to the extent then in effect), and Pioneer shall assume the obligations and Liabilities arising thereunder to the extent relating to and arising during time periods following assignment thereof, in all events solely to the extent relating to the Alfalfa Varieties; provided, however, that Contractor shall retain all New Grower Contracts and any Grower Contracts (to the extent then in effect), including all obligations and

_________________________
23 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
24 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  Liabilities arising thereunder, in the event that parties shall execute and close under the Second APSA (as such term is defined in the APSA); provided, further, that Pioneer shall have the right, but not the obligation, to accept the assignment of New Grower Contracts and any Grower Contracts (to the extent then in effect), and any obligations and Liabilities arising thereunder to the extent relating to and arising during time periods following assignment thereof, in all events solely to the extent relating to the Alfalfa Varieties, in the event that (i) this Agreement is terminated by Pioneer pursuant to Section 15(B)(iii) (if the loss of such rights to sell or distribute arise out of any breach of this Agreement or the Research Agreement by Contractor, its Affiliates or growers, as applicable), or (ii) this Agreement is terminated by either Party pursuant to Section 15(B) or Section 15(C) and, at the time of such termination, Pioneer has lost the right to sell or distribute any Alfalfa Variety for which [**]25 and/or [**]26 have granted to Pioneer a license to sell or distribute, which such loss of rights to sell or distribute arise out of any breach of this Agreement or the Research Agreement by Contractor, its Affiliates or growers, as applicable. Any unused packaging, labels, bags and tags remaining at the expiration or earlier termination of this Agreement shall be returned to Pioneer.

  Survival: In addition to any accrued rights, the provisions under Sections 10, 11, 14, 15, 16, 17, 18, 20, 21, 22 and 23 (together with any other provisions of this Agreement necessary to give effect thereto) shall survive any expiration or termination of this Agreement and shall remain in full force and effect thereafter.

  Upon written notice from either party delivered at any time on or after August 1, 2017 and on or prior to August 31, 2017, the parties shall enter into good faith discussions, for up to ninety (90) days following the delivery of such written notice, regarding the continuation of the performance by Contractor of the Production Services for Pioneer on mutually agreeable terms and conditions in the event that (i) the parties shall not have consummated the transactions contemplated by the Second APSA (as such term is defined in the APSA) on or prior to December 29, 2017 and (ii) this Agreement shall expire in accordance with Section 15(A)(ii); provided, however, that, subject to the parties' compliance with their respective obligations to engage in such good faith discussions, neither Party shall be obligated to agree to the continuation of Contractor's performance of the Production Services; provided, further, that, during the course of any such discussions, no Party shall be required to disclose any information that is the subject of a non-use or confidentiality obligation to any third party; provided, further, that, to the extent that the consent of any third party shall be required for one or both parties to enter into such good faith discussions and such consent shall not have been provided in form and substance reasonably acceptable to both parties, the parties shall have no obligation to conduct such good faith discussions. This Section 15(F) shall be of no force or effect in the event of a termination of this Agreement.

_________________________
25 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
26 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

16.    Governing Law; Disputes.

  Any dispute between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to designated senior management representatives of the parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

  If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources (hereinafter referred to as "CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection. If the parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Des Moines, Iowa. The arbitrators shall apply the substantive law of the State of Iowa, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the parties, provided that if the parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each party shall be responsible for and shall pay for the costs and expenses incurred by such party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by Pioneer and fifty percent (50%) by Contractor. Each party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 17 (as such address may be updated from time to time in accordance with the terms of Section 17). Any arbitration contemplated by this Section 16 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with and at the address set forth in Section 17 (as such address may be updated from time to time in accordance with the terms of Section 17) and such demand letter shall state the amount of relief sought by the party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

  All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 16 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other proceedings except as may be required by applicable law.

  This Agreement shall be governed by the substantive laws of the State of Iowa, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Des Moines, Iowa shall have exclusive jurisdiction over any proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the transactions contemplated hereby. The parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 17 (as such address may be updated from time to time in accordance with the terms of Section 17).

  The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the parties.

  Notwithstanding the foregoing, either party to this Agreement may seek, in the State or Federal courts in the City of Des Moines, Iowa, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 16 and, by doing so, such party does not waive any right or remedy available under this Agreement.

17.    Notices.

All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, in which case such notice shall be deemed received upon delivery, or sent by prepaid air courier of internationally recognized repute, in which case such notice shall be deemed received upon receipt of confirmation of transmission of the telefax to the parties at the following address, or to such other address as may be designated by written notice given by either party to the other party:

If to Pioneer:

PIONEER HI-BRED INTERNATIONAL, INC.
Attention: General Counsel
DuPont Pioneer
7250 N.W. 62nd Ave.
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-4844

If to Contractor:

S&W SEED COMPANY
Attention: Chief Financial Officer
1974 N. Gateway Blvd., Suite 104
Fresno, CA 93727
Fax: (559) 255-5457

18.    Independent Contractor.

In performing this Agreement, Contractor is an independent contractor and is not the agent or representative of Pioneer for any purpose whatsoever. Neither Contractor nor Pioneer shall have any authority to contract in the name of the other party, or to create any liability on account of the other party, or to pledge the credit of the other party in any way or for any purpose. Neither party shall be responsible for any acts, defaults, liabilities or debts of the other party or any of its employees or representatives.

19.    Force Majeure.

The failure or delay of either party to perform any obligation under this Agreement by reason of acts of God, adverse weather conditions (either from the perspective of agricultural production of seed or its shipment by sea/air), epidemics, acts of civil or military authority, civil disturbance, war, strikes or other labor disputes or disturbances, fire, transportation contingencies, shortage of facilities, fuel, energy, labor or materials, or laws, regulations, acts or orders of any governmental agency or official thereof, other catastrophes, or any other circumstance beyond its reasonable control ("Force Majeure") shall not be deemed to be a breach of this Agreement so long as the party so prevented from complying with this Agreement shall have used its commercially reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such default or breach, performance of the obligations shall be deferred until the Force Majeure ceases.

20.    Warranties

  Each party represents and warrants to the other party that (i) it has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder, and (ii) its execution, delivery and performance of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any license, contract, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its properties or assets may be bound.

  Pioneer represents and warrants that Contractors' performance of the Production Services, to the extent performed strictly in accordance with the terms of this Agreement (including, without limitation, in accordance with all Stewardship Policies), as contemplated under this Agreement will not infringe any intellectual property rights under any agreement to which Pioneer is a party.

  From and after such time as Contractor shall have executed the amendment described in Section 2(D)(i)(a) above (and one or both of the third parties that are a party to such amendment shall have confirmed the same in writing to Pioneer), Contractor represents and warrants that it has, and will maintain in full force and effect for the remaining term of this Agreement, one or more agreements (the "Contractor Agreements") with [**]27 and/or [**]28, pursuant to which Contractor may perform the Production Services contemplated by this Agreement, and that all such Contractor Agreements are valid and binding upon and enforceable against the parties thereto and in full force and effect, without the right of any party to terminate such Contract Agreements as a result of the transactions contemplated hereby without penalty, acceleration of maturity of any rights or obligations or other adverse consequences therewith.  Contractor further represents and warrants that (i) as of such time as Contractor shall execute the amendment described in Section 2(D)(i)(a) above (and one or both of the third parties that are a party to such amendment shall have confirmed the same in writing to Pioneer), Contractor is not in material default under any such Contractor Agreement, nor to Contractor's knowledge has any event or circumstance occurred that, without notice or lapse of time or both, would constitute any event of default by Contractor thereunder and (ii) Contractor's performance of the Production Services as contemplated under this Agreement will not infringe any intellectual property rights under any agreement to which Contractor is a party.

  EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, CONDITIONS, CLAIMS OR REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING, WITHOUT LIMITATION, IMPLIED CONDITIONS OR WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

_________________________
27 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
28 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

21.    Indemnification

  Contractor will defend, indemnify, protect and hold harmless Pioneer, its Affiliates and their respective executives, officers, directors, stockholders, representatives, employees, agents (including, without limitation Dealers), parent companies, and subsidiaries from and against any and all demands, actions, recalls, claims, obligations, causes of action, complaints, lawsuits and legal or other similar proceedings ("Claims") and any judgments, penalties, fines, settlements, losses, liabilities, damages and costs (including attorney's fees) resulting from any Claims to the extent Claims arise out of or are related (i) a breach by Contractor or its Affiliates of this Agreement (including, without limitation, any failure by Contractor, its Affiliates or any grower to perform or comply with the Stewardship Policies or with, for as long as they remain applicable to Contractor under Section 2(D)(ii) above, the terms and conditions set forth in Exhibit K), (ii) the failure to assume the Grower Obligations, or (iii) a breach by Contractor or its Affiliates of any Contractor Agreement.

  Pioneer shall defend, indemnify, protect and hold harmless Contractor, its Affiliates and their respective executives, officers, directors, stockholders, representatives, employees, agents, parent companies, and subsidiaries from and against any and all Claims and any judgments, penalties, fines, settlements, losses, liabilities, damages and costs (including attorney's fees) resulting from any Claims to the extent such Claims arise out of or are related to a breach by Pioneer or its Affiliates of this Agreement.

  THE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (OTHER THAN, FOR THE AVOIDANCE OF DOUBT, LOST PROFITS THAT WOULD CONSTITUTE GENERAL, DIRECT DAMAGES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OTHER THAN FOR SUCH DAMAGES OR LOST PROFITS ACTUALLY INCURRED BY SUCH PARTY PURSUANT TO A THIRD-PARTY CLAIM. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE AMOUNT OF THE AMOUNTS PAID BY OR TO IT HEREUNDER DURING THE TWELVE MONTH PERIOD PROCEEDING THE DATE SUCH CLAIM, DEMAND OR ACTION

  ARISES (OR IN THE CASE OF CLAIMS, DEMANDS OR ACTIONS ARISING PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, DURING THE TWELVE MONTH PERIOD FOLLOWING THE EFFECTIVE DATE), PROVIDED THAT THE FOREGOING LIMITATION ON DAMAGES SHALL NOT APPLY TO (I) LOSSES OR DAMAGES ACTUALLY INCURRED BY SUCH PARTY PURSUANT TO A THIRD-PARTY CLAIM (INCLUDING, WITHOUT LIMITATION, ANY CLAIM BY [**]29 OR [**]30), (II) CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD-PARTY, OR (III) LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO A BREACH OF SECTION 2(C) OR SECTION 9.

22.    Severability.

If any provision hereof is found invalid or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms, unless either party deems the invalid or unenforceable provisions to be essential to this Agreement, in which case such party may terminate this Agreement, effective immediately, upon written notice to the other party.

23.    Entire Agreement.

This writing (together with the APSA and the Transaction Documents, as such term is defined in the APSA) contains the entire agreement between the Parties superseding any prior agreements dealing with the subject matter hereof. No modification of this Agreement shall be effective unless it is in writing, signed by the parties.

24.    Amendment of Exhibits.

  Pioneer may supplement, amend or update Exhibit A at any time, with prior written notice to Contractor, to add varieties of alfalfa seed developed under the Research Agreement, other than varieties containing the [**]31 trait. Pioneer may supplement, amend or update Exhibit D at any time, with prior written notice to Contractor; provided, however, that unless such changes or updates are (i) implemented pursuant to Section 24(B) below, (ii) required by [**]32 or [**]33 or (iii) otherwise required under applicable Legal Requirements, then Pioneer shall reimburse Contractor for the

_________________________
29 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
30 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
31 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
32 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
33 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  incremental costs incurred by Contractor with respect to such changes or updates promptly following the delivery of an invoice therefor, together with reasonable supporting documentation. Pioneer may supplement, amend or update Exhibit E at any time, with prior written notice to Contractor, provided, however, that unless such changes or updates are (i) implemented pursuant to Section 24(B) below, (ii) required by [**]34 or [**]35 or (iii) otherwise required under applicable Legal Requirements, then Pioneer shall reimburse Contractor for the incremental costs incurred by Contractor with respect to such changes or updates promptly following the delivery of an invoice therefor, together with reasonable supporting documentation.

  In connection with, and concurrently with the determination of the Contracted Amount under Section 2 with respect to production of Alfalfa Varieties in the next year, Pioneer and Contractor shall also agree in good faith on any amendments to Exhibit D (other than those amendments or updates described in Section 24(A) above) and Exhibit E (other than those amendments or updates described in Section 24(A) above) that shall apply to the next year's production of Alfalfa Varieties.

25.    Counterparts

This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

_________________________
34 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
35 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

S&W Seed Company (Contractor)	Pioneer Hi-Bred International (Pioneer)
By ___________________________	By ______________________________
Name:	Name:
Title:	Title: